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                                      FFTW

                                 CODE OF ETHICS









                                    July 2002
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                                    COVERING

                          CHARTER ATLANTIC CORPORATION

                       FISCHER FRANCIS TREES & WATTS, INC.

                          FISCHER FRANCIS TREES & WATTS

                                FFTW FUNDS, INC.

              FISCHER FRANCIS TREES & WATTS (SINGAPORE), PTE. LTD.

                 FISCHER FRANCIS TREES & WATTS KABUSHIKI KAISHA






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CONTENTS

A.    STATEMENT OF POLICY

B.    CODE OF ETHICS

I.    INTRODUCTION

II.   CONFIDENTIALITY

III.  TRADING GUIDELINES FOR ACCOUNTS UNDER INVESTMENT MANAGEMENT BY THE FIRMS

IV.   POLICIES GOVERNING BUSINESS ETHICS AND POSSIBLE CONFLICTS OF INTEREST

V.    STANDARDS OF CONDUCT

VI.   OBLIGATIONS OF DISINTERESTED DIRECTORS OF THE FUND

VII.  RECORDKEEPING REQUIREMENTS

VIII. FREQUENTLY ASKED QUESTIONS

C.  ANTI-MONEY LAUNDERING POLICIES

         I.     INTRODUCTION

         II.    THE GROUP

         III.   THE FUND

APPENDIX I - IDENTIFICATION QUESTIONNAIRE
APPENDIX II- EXAMPLES OF SUSPICIOUS ACTIVITIES

Attachments:

1.       Certificate of Receipt
2.       Annual Compliance Certificate
3.       Proposed Transactions
4.       Quarterly Summary of Securities Transaction Form and New Account Form
5.       Annual / New Covered Person Transaction Report

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                           A. STATEMENT OF FFTW POLICY

It is the policy of Fischer Francis Trees & Watts, Inc., ("FFTW") and its affiliated companies to conduct its business in conformance with high ethical standards and in accordance with applicable legal and regulatory requirements, including the establishment of internal controls and employee training to ensure compliance with all applicable legal requirements and FFTW's standards of conduct. Set forth herein are the Code of Ethics including Anti-Money Laundering Policies for FFTW Funds, Inc. and FFTW and its affiliated companies.

                                B. CODE OF ETHICS

I.       INTRODUCTION

This Code of Ethics sets forth the policies and procedures of FFTW Funds, Inc. (the "Fund"), Fischer Francis Trees & Watts, Inc. ("FFTW"), and its affiliated companies(1) (each a "Firm" and, collectively, the "Group") regarding business ethics, confidentiality and trading in securities. These policies and procedures are mandatory and are designed to protect the business interests of the Firm and their respective clients. This Code of Ethics is adopted pursuant to Section 15(f) of the Securities Exchange Act of 1934, Section 204A of the Investment Advisers Act of 1940 and Rule 17j-1 under the Investment Company Act of 1940 and any amendments thereto.

The provisions of this Code of Ethics apply to "Covered Persons." The term "Covered Persons" generally includes any director, officer or employee of any Firm. The term also includes any employee or officer of Investors Capital Corporation or Investors Bank and Trust Company who, as part of his or her regular duties, is involved with providing administrative services to the Fund. THE TERM DOES NOT INCLUDE THE "DISINTERESTED DIRECTORS" OF THE FUND,(2) ALTHOUGH THOSE DIRECTORS ARE SUBJECT TO CERTAIN REQUIREMENTS, AS SET FORTH IN ARTICLE VI OF THIS CODE.

Upon joining the Group, each Covered Person is required to read and understand the policies and procedures contained in this Code of Ethics and sign the Certification attached hereto on page A-1. On an annual basis all Covered Persons will be required to certify their compliance with the provisions of the Code of Ethics by completing the form attached hereto on page A-2. Failure to comply with these policies and procedures may subject an employee to civil and criminal liabilities, penalties or fines, imprisonment, legal prohibition against further employment in the securities industry and dismissal from employment for cause. In the event of dismissal for cause, an employee may lose certain benefits from his or her Firm and/or under applicable unemployment insurance laws. The

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(1) Affiliates of FFTW currently include Charter Atlantic Corporation ("CAC"),
Fischer Francis Trees & Watts, a UK partnership ("FFTW UK"), Fischer Francis Trees & Watts (Singapore), PTE. LTD. ("FFTW Singapore") and Fischer Francis Trees & Watts Kabushiki Kaisha ("FFTW KK").

(2) Disinterested directors means directors of the Fund who are not officers, employees or otherwise "Interested Persons" of FFTW as that term is defined in
Section 2(a)(19) of the Investment Company Act.

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relevant Firm will investigate any matter for which the facts suggest that the
Code of Ethics may have been violated.

All questions concerning the interpretation or application of the policies and procedures set forth in this Code of Ethics should be addressed to a senior officer of the relevant Firm. All Covered Persons are encouraged to seek advice from counsel with respect to any action or transaction which may violate this Code of Ethics and to refrain from any action or transaction which might lead to the appearance of a violation.

The details set out in this Code of Ethics are in addition to those set out in the Firm's Compliance Manuals, which Covered Persons are also required to read and observe.

II.      CONFIDENTIALITY

PROHIBITION ON TRADING. Confidential information is known by virtually every Covered Person. No confidential information should be used by any Covered Person for any direct or indirect personal benefit during the term of such person's relationship with his or her Firm and after such relationship has ended. This restriction applies regardless of the source of such information and includes trading securities on the basis of such confidential information or advising others to trade on such basis.

WHEN IS INFORMATION "CONFIDENTIAL"? In general, any information received from any source (whether in the course of employment or otherwise) that a Covered Person does not know to have been publicly disseminated should be assumed by such Covered Person to be non-public, confidential information. A Covered Person should not regard information as having been "publicly disseminated" unless he or she can point to some fact or event demonstrating that the information is generally available; for example, disclosure of the information in a press release, in daily newspapers or in public disclosure documents such as prospectuses or annual reports. If a Covered Person is unclear whether information is confidential, he or she should consult a senior officer of the relevant Firm.

Confidential information may be related to the Group, its clients, its employees or other business or governmental entities. Examples of confidential information include information concerning the (i) securities transactions of a client or of any member of the Group before they are executed, (ii) policies of clients that are not publicly known and (iii) the operations or condition of any client.

PROCEDURES REGARDING CONFIDENTIAL INFORMATION. Confidential information should never be disclosed to any outsider (including any relative of a Covered Person). Caution is to be taken against making even casual remarks which might disclose information of a confidential nature or allow the appearance of such disclosure. This applies not only during work and in public places but also at home and in all outside social contacts. Care should be exercised in discussing confidential matters in elevators, at restaurants or in other places where outsiders may be present or where unauthorized personnel could obtain confidential information they should not have. Unnecessary copying of

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confidential documents should be avoided and documents containing confidential information should not be displayed in elevators or left in conference rooms, on desks or in other locations where they may be seen by outsiders or by unauthorized personnel. Extra or unnecessary documents containing confidential information should be promptly destroyed.

TRADE SECRETS. All computer programs, investment methods and techniques, trade secrets and other confidential information developed, created or obtained by or with the assistance of any Covered Person during his or her relationship with his or her Firm is the property of the Firm and no Covered Person has or may exercise any ownership or other rights or interest in any such property or information. A Covered Person may not use any trade secrets, property or confidential information during the course of any future employment. Upon termination of a Covered Person's relationship with the Firm, such Covered Person should return to the Firm all confidential information and trade secrets.

III.     TRADING GUIDELINES FOR ACCOUNTS UNDER INVESTMENT MANAGEMENT BY THE
         FIRMS

ESTABLISHMENT OF GUIDELINES. Guidelines with respect to the investment policies for each account under investment management (each such account and each investment company registered with the SEC to which one of the Firms acts as an investment advisor is hereinafter referred to as a "Managed Account") shall be determined with each client. Such guidelines shall reflect the investment objectives and the risk preferences of the particular client. The guidelines shall specify among other considerations the type of fixed-income securities and related derivatives which are eligible for purchase and their credit quality which, except when there are specific reasons to the contrary agreed to with the client, will be of "investment grade." In addition, the guidelines may specify permitted or prohibited counterparties or both. All purchases and sales on behalf of any Managed Account shall comply with the guidelines for that Managed Account.

NO FAVORITISM. No Managed Account shall be favored with respect to the selection of securities, sale of securities, or timing of purchase or sale of securities over any other Managed Account. The method of allocating block purchases is discussed below.

TRANSACTIONS WITH OTHER MANAGED ACCOUNTS. No securities shall be sold to or purchased from one Managed Account by another Managed Account, and no securities shall be sold to or purchased from any of the Firms by any Managed Account.

SELECTION OF DEALERS. All securities purchased and sold for Managed Accounts shall be purchased from and sold to established securities dealers, which shall be selected in a manner consistent with seeking to obtain best execution of all securities transactions for each Managed Account. No concessions on prices shall be made to any dealer by reason of services performed or goods supplied or offered to be performed or supplied.

Employees of FFTW UK should also comply with the restrictions on entering into soft commission agreements with brokers, set out in FFTW UK's Compliance Manual.

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BLOCK PURCHASES. If at any time it is decided that the same securities should be purchased or sold for one or more Managed Accounts in accordance with their respective investment guidelines, such securities shall, to the extent possible, be purchased or sold as a block, and such securities or the proceeds allocated to the respective Managed Accounts at the price paid per unit allocated. If the aggregate amount of securities purchased or sold is for reasons of price or availability less than the initial amount desired, the actual amount of securities purchased or sold, to the degree it is feasible, shall be allocated among the Managed Accounts in approximate proportion to the initial amounts designated for such Managed Account, unless it is determined by a senior officer of the Firm that it is in the best interests of such managed Accounts to have a different allocation. Any such determination shall be documented and a copy sent to the Chief Legal and Risk Officer or the Chief Operating Officer or his or her delegee.

If the same securities have been selected for purchase and sale by one of the Firms at the same time and at the same or comparable prices to those selected for the Managed Accounts, such securities shall be purchased or sold to the extent feasible as a block on behalf of one of the Firms and the Managed Accounts. To the extent that only a lesser amount of such securities can be transacted at the price desired, then, unless the Chief Legal and Risk Officer or the Chief Operating Officer of the Firm or his or her delegee otherwise agrees, the Managed Accounts shall be allocated their full portion and the amount sold or purchased by the Firms shall be reduced accordingly. Each aggregated transaction and the corresponding allocations shall be simultaneously entered on a trade ticket, which shall be time stamped.

PROHIBITION AGAINST TRADING BASED UPON CONFIDENTIAL INFORMATION. No transactions may be executed by or on behalf of any Managed Account or member of the Group based upon any confidential information (including information concerning prospective securities transactions of any other Managed Account) although, subject to the policies outlined above, similar transactions may be executed for such accounts at the same time.

IV.      POLICIES GOVERNING BUSINESS ETHICS AND POSSIBLE CONFLICTS OF INTEREST

The purpose of these policies is to ensure that the interest of the Firms' clients, and those of the Firms in general, come before what might, in any circumstances, be construed as a Covered Person's own individual interest or benefit outside the Group. In the case of FFTW UK, in certain circumstances it may be necessary to disclose the existence of the conflict to the relevant client, please refer to FFTW UK's Compliance Manual.

Conflict of interest, the potential for conflict, or even the appearance of such conflict is to be avoided. A Covered Person's decisions about the best interests of the clients should not be compromised or appear to be compromised by his or her investments or other interests. Questions of proper business ethics and conflicts of interest are often difficult to discern and to resolve. If there is any question, a Covered Person should consult a senior officer of the relevant Firm for an interpretation of a situation before he or she acts.

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OUTSIDE ACTIVITY. Covered Persons are encouraged to engage in worthy activities for their community or personal development. Such activities, however, should not be allowed to impair the working efficiency or responsibilities of the individual. Covered Persons may from time to time be asked to serve as directors, advisors, or in other forms of participation in other companies or organizations. Because such commitments can involve substantial responsibilities and potential conflicts of interest or the appearance of such conflicts, Covered Persons should not accept such positions without the prior approval of a senior officer of the relevant Firm.

PERSONAL FINANCE. In addition to the limitations regarding investment in fixed-income securities (see the following Article V), Covered Persons are prohibited (other than by ownership of publicly traded securities) from having a direct or indirect interest or investment in any dealer, broker or other current or prospective supplier of goods or services from which the Covered Person might materially benefit or appear to benefit as a consequence of the Group's activities with the entity. One gauge of materiality would arise if the Group's current or future activities with a given entity might materially affect the economic prospects of that entity. If there is any question, a Covered Person should consult a senior officer of the relevant Firm.

Generally, Covered Persons are expected to conduct their personal finances and investments in a prudent manner. Obviously, there would be a potential danger to the Group, as well as an impairment of productivity because of emotional factors, if a Covered Person were ever to become financially embarrassed.

GIFTS AND ENTERTAINMENT. No Covered Person should offer, give, solicit or accept a gift or entertainment from any person which is likely to significantly conflict with the Group's duties to its customers. Naturally, every effort should be made to refuse as gracefully as possible. The existence of this policy can be cited as the reason for refusing such gifts or entertainment.

Acceptance of even nominal gifts and modest entertainment from dealers or brokers or others seeking favor from a Covered Person or the Group should be discouraged where possible. A gift is more than nominal and entertainment is more than modest if it might in any way influence the recipient, or appear to others that the recipient might be influenced in the conduct of any business with the donor.

V.       STANDARDS OF CONDUCT

      A. GENERAL STANDARDS. In connection with the purchase or sale, directly or indirectly, of a "security held or to be acquired" by a Managed Account, a Covered Person shall not:

         1.    employ any device, scheme or artifice to defraud such Managed
               Account;

         2. make to such Managed Account any untrue statement of a material fact or omit to state to such Managed account a material fact

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               necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

         3. engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon such Managed Account; or,

         4. engage in any manipulative practice with respect to such Managed Account.

      B. PRE-APPROVAL TRADING POLICY FOR COVERED PERSONS. Each Covered Person must obtain pre-approval, pursuant to the procedures set forth below for the following transactions:

         1. For transactions in fixed-income securities, derivative transactions, including foreign exchange and exchange traded futures and options contracts; or

         2. For securities issued by clients of the Group that such Covered Person purchases or sells for his own account or for an account in which a Covered Person has a "Beneficial Ownership";(3) or

         3. For the acquisition of Beneficial Ownership in any fixed income or equity securities in an Initial Public Offering ("IPO") or private placement; or
(4)

         4. For any mutual fund, including but not limited to the FFTW Funds, Inc., for which FFTW is appointed as the advisor or sub-advisor.

         The pre-approval requirements do not apply to investments in (1) United States Treasury securities, (2) bankers' acceptances, bank certificates of deposit and time deposits, commercial paper and high quality, short-term debt instruments (less than 270 days), and (3) shares issued by open-end mutual funds (collectively, "Exempt Securities").

         C. PROCEDURE FOR PRE-APPROVAL. Each transaction requiring pre-approval should be described on the appropriate form, attached hereto on page A-3 and submitted for approval to the Chief Legal and Risk Officer or the Chief Operating Officer or his or

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(3) Generally, a Covered Person will be regarded as having beneficial ownership of securities held in his or her name, or in the name of any of the following persons, UNLESS the Covered Person does not have any direct or indirect influence or control over the account in question: (1) his or her spouse or minor child; (2) a relative sharing the same house; (3) anyone else, if the Covered Person: (a) obtains benefits substantially equivalent to ownership of the securities; or (b) can obtain ownership of the securities immediately or at some future time. If anyone has questions regarding this policy concerning relatives of a Covered Person, he or she should discuss the situation with a senior officer of the relevant firm.

(4) IPO means an offering of equity or debt securities registered under the Securities Act of an issuer not previously subject to reporting requirements. The pre-approval requirement includes transactions in any option to purchase or sell an IPO or private placement security or transactions in any convertible security linked to an IPO or private placement security.

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her delegee. The required form is available from the Chief Legal and Risk
Officer or the Chief Operating Officer or his or her delegee and should be filled out to identify the security, amount and type of transaction.

         Approval or disapproval will be given as quickly as possible and will be based on the determination by the Chief Legal and Risk Officer or the Chief Operating Officer or his or her delegee that the transaction requiring pre-approval by the Covered Person does not present a material conflict of interest between the Fund investors and the Covered Person. Records of such pre-approval determinations, will be maintained by the Chief Legal and Risk Officer or the Chief Operating Officer or his or her delegee pursuant to Article VII.

         Covered Persons who are out of the office must obtain prior verbal approval and the Chief Legal and Risk Officer or the Chief Operating Officer or his or her delegee shall ensure that a record of such approval is prepared and maintained.

         D. SHORT-TERM TRADING IN FUNDS FOR WHICH FFTW IS THE APPOINTED ADVISOR OR SUB-ADVISOR. Covered Persons must hold an investment in funds for which FFTW is appointed as Advisor or Sub-Advisor for a minimum of 30 days. Covered Persons may not profit from the purchase and sale, or the sale and purchase of shares in such funds within any 30 calendar day period. Any profits realized on such short-term trades shall be disgorged.

         E.       REQUIRED REPORTS OF SECURITIES TRANSACTIONS AND HOLDINGS

                  GENERAL REQUIREMENTS. Each Covered Person shall report to the Chief Legal and Risk Officer or the Chief Operating Officer or his or her delegee by completing the following reports on the appropriate form, which forms are attached hereto on pages A-4 to A-6, transactions and holdings IN ANY SECURITY(5) by such Covered Person, including any Beneficial Ownership. Specific requirements are discussed below.

                  INITIAL REPORTING OF SECURITIES HOLDINGS. Each Covered Person shall make an initial report of the following information not later than ten days after the Covered Person becomes a Covered Person by completing the form attached hereto on page A-6:

                           1. The title, number of shares and principal amount of each security (other than Exempt Securities) in which the Covered Person had any Beneficial Ownership when the person became a Covered Person;

                           2. The name of any broker, dealer or bank with whom the Covered Person maintained an account in which any
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(5) "Transactions and holdings in any security" shall include transactions and holdings in any option to purchase or sell a security or transactions and holdings in any convertible security. Securities acquired by gift or inheritance must also be reported.

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                                    securities (including Exempt Securities)
                                    were held for the Beneficial Ownership of the Covered Person as of the date the person became a Covered Person; and

                           3. The date that the report was submitted by the Covered Person.

                  QUARTERLY REPORTING. Each Covered Person shall make a quarterly report of the following information not later than ten days after the end of the calendar quarter in which the transaction to which the report relates by completing the form attached hereto on pages A-4 and A-5.

                           QUARTERLY REPORTING OF SECURITIES TRANSACTIONS. With respect to any securities transactions in which the Covered Person had Beneficial Ownership (other than transactions in Exempt Securities) such reports shall contain the following information:

                                    1.      The date of the transaction, the
                                            title, the interest rate and
                                            maturity date (if applicable), the
                                            number of shares and principal
                                            amount of each security involved;

                                    2.      The nature of the transaction (i.e.,
                                            purchase, sale or any other type of
                                            acquisition or disposition);

                                    3.      The price at which the transaction
                                            was effected;

                                    4.      The name of any broker, dealer or
                                            bank with whom the transaction was
                                            effected; and

                                    5.      The date that the report was
                                            submitted by the Covered Person.

                                    If no purchases, sales or other transactions were effected in the quarter in question, the Covered Person should check the appropriate box on the form.

                           QUARTERLY REPORTING OF NEW ACCOUNTS. With respect to any new account established by a Covered Person in which any securities (including Exempt Securities) were held during the quarter for the Beneficial Ownership of the Covered Person, the reports shall contain the following information:

                                    1.      The name of any broker, dealer or
                                            bank with which the Covered Person
                                            established the account;

                                    2.      The date the account was
                                            established; and

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                                    3.      The date that the report was
                                            submitted by the Covered Person.

                                    If no new securities accounts were
                                    established in the quarter in question, the Covered Person should check the appropriate box on the form.

                  ANNUAL REPORTING OF SECURITIES HOLDINGS. Each Covered Person shall make an Annual Report, attached hereto on page A-6 of the following information not later than fifteen days after the end of the calendar year for which the report relates (which must be current as of a date no more than 30 days before the report is submitted).

                                    1.      The title, number of shares and
                                            principal amount of each security
                                            (other than Exempt Securities) in
                                            which the Covered Person had any
                                            Beneficial Ownership;

                                    2.      The name of any broker, dealer or
                                            bank with whom the Covered Person
                                            maintains an account in which any
                                            securities (including Exempt
                                            Securities) were held for the
                                            Beneficial Ownership of the Covered
                                            Person; and

                                    3.      The date that the report was
                                            submitted.

         F. RESPONSIBILITY FOR ADMINISTRATION OF THE CODE. The Chief Legal and Risk Officer or the Chief Operating Officer or his or her delegee shall be responsible for the administration of this Code of Ethics and shall take all steps necessary to implement the provisions of the Code, including the following:

            1. REVIEW OF REPORTS FILED. Reviewing all reports filed under the Code, determining whether all required reports have been filed and obtaining from Covered Persons copies of any overdue reports that have not yet been filed.

            2. REMEDIAL ACTIONS AND SANCTIONS FOR VIOLATIONS OF THE CODE. Determining whether the conduct of a Covered Person has violated any provision of the Code and, after consultation with other members of management of the Firm as necessary, deciding on the appropriate action to be taken in response to such violations.

            3. ANNUAL REPORTS TO THE FUND'S BOARD OF DIRECTORS. Preparing and providing to the Board of Directors of the Fund, no less frequently than annually, a written report to the Board describing any issues that have arisen under Article V of this Code of Ethics (Standards of Conduct -- Personal Securities Activities) since the last such report to the Board, including, but not limited to, information about material violations of

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            Article V by Covered Persons and remedial actions taken and sanctions imposed in response to those violations.

VI.      OBLIGATIONS OF DISINTERESTED DIRECTORS OF THE FUND

         A. OBLIGATION TO AVOID THE DISCLOSURE OR MISUSE OF CONFIDENTIAL INFORMATION. To the extent that a disinterested director of the Fund should learn of any confidential information, that director should conduct himself or herself in accordance with the terms of Article I of this Code.

         B. APPLICABILITY OF GENERAL STANDARDS RELATING TO PERSONAL SECURITIES ACTIVITIES. In connection with the purchase or sale, directly or indirectly, of a "security held or to be acquired" by the Fund, a disinterested director shall not:

            1.  employ any device, scheme or artifice to defraud the Fund;

            2. make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading to the Fund;

            3. engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or,

            4.  engage in any manipulative practice with respect to the Fund.

         C. REPORTING OF TRADES WHERE DIRECTOR HAS ACTUAL KNOWLEDGE OF FUND HOLDINGS. If a disinterested director learns or, in the ordinary course of fulfilling his or her official duties as a Fund director, should have known, that during the 15 day period immediately before or after the director's transaction in a security, the Fund purchased or sold the same security, or the Fund or FFTW considered purchasing or selling the same security, then the director shall prepare and file with the Fund a quarterly transaction report in accordance with Article V, Section D of this Code of Ethics.

VII.     RECORDKEEPING REQUIREMENTS

         The Chief Legal and Risk Officer or the Chief Operating Officer or his or her delegee shall preserve in an easily accessible place for five years:

         A. This Code of Ethics and any prior version;

         B. A list of persons who were required to make reports pursuant to this Code of Ethics, or who are or were responsible for reviewing these reports;

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         C. A copy of each report made pursuant to this Code of Ethics;

         D. A record of any violation of this Code of Ethics and any action taken thereon;

         E. A record of any decision and the reasons supporting the decision, to approve the acquisition by Covered Persons of IPO or private placement securities under Article III of this Code of Ethics; and

         F. A copy of each annual certification report made pursuant to Rule 17j-1(c)(2)(ii).

         G. The Chief Legal and Risk Officer or the Chief Operating Officer or his or her delegee is responsible for maintaining records in a manner to safeguard their confidentiality. Each Covered Person's records will be accessible only to the Covered Person, the Chief Legal and Risk Officer or the Chief Operating Officer or his or her delegee and senior management of the firm.

VIII.    FREQUENTLY ASKED QUESTIONS

QUESTION 1

Q: Can a Covered Person satisfy the initial or annual holdings report requirement by filing a copy of a securities account statement?

A: Yes, if the statement includes all of the information required by the report form attached to these procedures.

QUESTION 2

Q: Must reports of a Covered Person's brokerage accounts include accounts that hold only Exempt Securities as defined in these procedures?

A: Yes. A Covered Person must include in his or her initial and annual holdings reports the name of any broker-dealer or bank with which the Covered Person has an account in which ANY securities are held for his or her direct or indirect benefit. A Covered Person must also report any account established by the Covered Person in which ANY securities were held during the quarter.

QUESTION 3

Q: Must a Covered Person file a transaction report for securities acquired through a gift or inheritance?

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A:       Yes. A Covered Person must report ANY transaction (including a purchase or other acquisition) in a security (other than an Exempt Security) in which the person had any direct or indirect beneficial ownership.

QUESTION 4

Q: Must a Covered Person report the holdings and transactions of his or her spouse?

A: Yes, if the Covered Person has any direct or indirect beneficial ownership of securities (other than Exempt Securities) held by the spouse.

QUESTION 5

Q: Must a Covered Person report holdings of or transactions in securities by ESOPs, or pension or retirement plans ("plans") in which the Covered Person participates?

A: Yes, if the Covered Person has a direct or indirect beneficial ownership interest in covered securities held by the plan. A Covered Person who holds securities as a beneficiary of a trust over which he or she exercises investment control, such as a 401(k) or other participant-directed employee benefit plan, would be considered to be a beneficial owner of securities in the plan.

QUESTION 6

Q:       May a Covered Person invest in funds managed by FFTW?

A: Yes, subject to complying with the restriction on short-term trading under section V, paragraph D, above.


                       C. ANTI-MONEY LAUNDERING POLICIES

I.       INTRODUCTION

        "Money laundering" is understood to be the process by which individuals or entities attempt to conceal the true origin and ownership of the proceeds of internationally recognized criminal activity, such as organized crime, drug trafficking, or terrorism.(6)

        The phases of money laundering are:

         1. Placement - The introduction of currency into a financial services institution.

----------------------
(6) Money laundering would also include concealing the true origin and ownership of the proceeds or benefits of serious offenses, the entry into an arrangement which facilitates the retention or control of benefits or proceeds of such internationally recognised criminal activity or serious offences, and the facilitation of terrorist-related activities and acts.

         2. Layering - The movement of funds from an institution to hide the source and ownership of funds.

         3. Integration - The reinvestment of funds in an ostensibly legitimate business or transaction.

         To aide in the identification of suspicious transactions,(7) legal requirements have been implemented that:

                  i) require us to establish and maintain specific policies, procedures and training programmes to guard against our being used for the purposes of money laundering.

                  ii) require us to seek satisfactory evidence of the identity of those with whom we do business.

                  iii) require all staff to report suspicion of money laundering to the appropriate Anti-Money Laundering Compliance Officer ("A-MLCO").

                  iv) require us to conduct independent testing of the anti-money laundering program.

         Failure to comply with any of these requirements constitutes a violation of law that could entail criminal penalties for the individual found guilty of an offence, irrespective of whether money laundering has taken place.

II.      THE GROUP

A.       ANTI-MONEY LAUNDERING COMPLIANCE OFFICERS

         Regulation and good business practice requires the Group to appoint A-MLCOs.(8) Gloria Wadsworth, the Compliance Manager for FFTW in New York will be the A-MLCO (New York, Singapore, and Tokyo). Similarly, Alain Moyeuvre, the Compliance Officer for FFTW in London will be the A-MLCO (London, and back-up for Singapore and Tokyo).

         The Group's A-MLCOs shall have responsibility for the oversight of anti-money laundering activities and shall be the key people in our implementation of anti-money laundering strategies and policies.

------------------------
(7) Examples of suspicious transactions are included in Appendix II of this Code. These examples are not meant to be exhaustive; rather, they are meant to be illustrative.

(8) Under U.K. law, the person who oversees anti-money laundering policies is referred to as the money laundering reporting officer (MLRO).

         The Group's A-MLCOs shall monitor the day-to-day operations of anti-money laundering policies and respond promptly to any reasonable request for information made by a regulatory body.

         The Group's A-MLCOs are responsible for:

                  i) receiving internal reports regarding suspicious activities.

                  ii) taking reasonable steps to access any relevant "know your business" information

                  iii) making external reports regarding suspicious activities.

                  iv) obtaining and using national and international findings on money laundering and terrorist activities.

                  v) taking reasonable steps to establish and maintain adequate arrangements for awareness and training

                  vi)    making annual reports to the senior management

                  vii) alerting employees to the potential effect of any breach of anti-money laundering laws.


         B.       POLICIES, PROCEDURES AND CONTROLS

         IDENTIFICATION OF THE CLIENT. The Group must take reasonable steps to find out the identity of its clients by obtaining sufficient evidence so that the Group can verify that any client is who he or she claims to be.(9)

         If the relevant client with whom we have contact is, or appears to be, acting on behalf of another (an intermediary), absent appropriate representations from the intermediary, we must obtain sufficient evidence of both their identities.

         INTERNAL REPORTING. If an employee knows or suspects that a client, or the person on whose behalf the client is acting, is involved in money laundering, the relevant employee promptly must contact the A-MLCO. In addition, if any employee knows or suspects that:

---------------------
(9) An identification questionnaire which must be completed before we commence business with any new client is included as Appendix I of this Code. The completed questionnaire together with evidence of identity should be given to the A-MLCO for review prior to being placed in the client file. The Group must also make a reasonable effort to determine that the client is not a "terrorist," an entity owned or controlled by a terrorist or a person or entity acting on behalf of or at the direction of any terrorist or entity owned or controlled by a terrorist (collectively, a "prohibited person.") by consulting with relevant lists of such prohibited persons published by governmental authorities with jurisdiction over such matters.

                  i) a client, or the person on whose behalf the client is acting, is a prohibited person;

                  ii) any funds to be collected or provided to the client, or the person on whose behalf the client is acting, will be used for a terrorist act;

                  iii) any financial transaction or dealing would be, directly or indirectly, in property ("Terrorist Property") that is owned or controlled by or on behalf of any prohibited person;

                  iv) any financial services or related services to be provided would be in respect of Terrorist Property and would be to or for the benefit of or on the direction or order of any terrorist or entity owned or controlled by any terrorist;

                  v) any fund, financial assets, or economic resources, or financial or related services, would be for the benefit of any prohibited person;

                  vi) the Group has possession, custody or control of any property belonging to any terrorist, or any entity owned or controlled by any terrorist; or

                  vii) has information about any transaction or proposed transaction in respect of any property belonging to any terrorist or any entity owned or controlled by any terrorist,

the relevant employee must promptly contact the A-MLCO. Any information provided to the A-MLCO must not be disclosed to anyone else consistent with the requirements against tipping off set forth below.

         To enforce the policy, the Group shall take steps to discipline any employee who fails, without reasonable excuse, to make a report in the circumstances described above. Failure by an employee to follow the Group's anti-money laundering policies will be grounds for termination.

         THE OFFENCE OF TIPPING OFF. Where any investigation into suspected money laundering is being conducted, or a disclosure of suspected money laundering has been made, it is an offence to reveal any information to another person which is likely to prejudice any investigation.

         EXTERNAL REPORTING. Any report that is made by an employee will be considered by the A-MLCO, or his/her duly authorised delegate, and if, having considered the report and any relevant "know your business" information to which he/she has sought access, the A-MLCO, or his/her duly authorised delegate, suspects that a person has been engaged in money laundering, he/she will report promptly to the Group's senior management and the appropriate regulatory body.
(10)

------------------------
(10) In addition, suspicions of terrorist activities, particular suspicions relating to activities discussed above in "Internal Reporting" must be reported. For Singapore, although the A-MLCO can make the report to senior management, FFTW Singapore is required to make the report to the relevant Singapore regulatory body.

         GOVERNMENT AND FINANCIAL ACTION TASK FORCE FINDINGS. The Group must obtain and make proper use of any government findings and any findings of published notices relating to money laundering and terrorist activities.

         RECORD KEEPING. The Group must make and retain records for six years from the end of the relationship with the client. Records include evidence of the identity of the client, details of every transaction, actions taken in relation to internal and external reporting requirements and, when a A-MLCO has considered information or other matters concerning suspicion of money laundering, but has not made a report to the relevant authorities, a record of that information or matter.

         C.       EMPLOYEE EDUCATION AND TRAINING

         The Group will provide appropriate anti-money laundering training for its employees. Despite the fact that the Group's activities do involve directly the "handling" of transactions that may involve money laundering, it is important for all employees of financial organizations which serve clients to be knowledgeable of the contents and vigilant in the implementation of sound anti-money laundering policies.

         D.       INDEPENDENT AUDIT

         COMPLIANCE MONITORING. The Group shall establish and maintain appropriate systems and controls for compliance with its regulatory obligations and to counter the risk that it might be used to further financial crime. It is anticipated that further guidance will be distributed from the Group's regulatory agencies regarding implementation of an independent audit function to test compliance with applicable anti-money laundering regulations and the Group's specific policies and procedures.

III.     THE FUND

         The following anti-money laundering procedures have been adopted by the Fund. It is the policy of the Fund to endeavor to prevent, detect, and report the possible use of the Fund for the purpose of money laundering.

         A.    ANTI-MONEY LAUNDERING COMPLIANCE POLICIES

         William Vastardis, the Treasurer of the Fund shall serve as the A-MLCO for the Fund and shall report to the Board of Directors of the Fund at each quarterly board meeting in relation to compliance by the Fund with the anti-money laundering requirements mandated under the USA PATRIOT Act,(11) the regulations promulgated thereunder (collectively, the "Act") and other applicable laws and regulations.

         B.       ASSISTANCE AND SUPPORT OF FUND SERVICE PROVIDERS

----------------

(11) UNITING AND STRENGTHENING AMERICA BY PROVIDING APPROPRIATE TOOLS REQUIRED TO INTERCEPT AND OBSTRUCT TERRORISM ACT OF 2001, Pub. L. No. 107-56 (2001).

         COMPLIANCE RESPONSIBILITIES OF THE ADMINISTRATOR AND TRANSFER AGENT. The Fund's Administration Agreement delegates to Investors Bank & Trust Company, the Fund's Administrator, Custodian and Transfer Agent ("Transfer Agent") the obligation to assist in managing and supervising all aspects of the general day-to-day business activities and operations of the Fund, other than investment advisory services. These responsibilities include providing custodial, transfer agent, dividend disbursing, accounting, auditing, compliance and related services. As a result of its compliance responsibilities under the Administration Agreement as well as its operational responsibilities as the Fund's Transfer Agent and Custodian, IBT provides assistance to the Fund with respect to Know Your Customer Policies and Reporting of Suspicious Transactions, as described below.

         IBT'S ANTI-MONEY LAUNDERING POLICIES. IBT's Anti-Money Laundering Policies have been provided to the Group and IBT will promptly provide the A-MLCO with a copy of any material amendment thereto.

         C.    POLICIES, PROCEDURES AND CONTROLS

         KNOW YOUR CUSTOMER POLICIES.

         (i) Where a subscriber to the Fund is an existing client of the Group, upon receipt of confirmation of this fact from the Group, IBT, as transfer agent for the Fund (the "Transfer Agent") will confirm in writing to the A-MLCO that it has performed appropriate know your customer procedures. The Transfer Agent shall retain a copy of the relevant documentation for its files and make the same available to the A-MLCO, the Fund and applicable regulatory agencies upon request.

         (ii) Where a subscriber to the Fund is not an existing client of the Group, upon receipt of confirmation of this fact from the Administrator and prior to the acceptance of the subscription, the A-MLCO will obtain all necessary know your customer documentation from the subscriber or any intermediary that is responsible for the subscription and will retain a copy of the relevant documentation in its files and will make the same available to applicable regulatory agencies upon request.

         If all necessary information appropriately identifying a potential subscriber to the Fund is not received by the Transfer Agent before funds are received from the subscriber, the Transfer Agent is authorised to accept such subscription. However, the Transfer Agent shall immediately place a freeze on the account until the Transfer Agent receives all necessary documentation for proper identification.

         In accordance with the above stated procedures, the Group and/or IBT, as appropriate shall:

                  a) Verify the identities of, and conduct due diligence with regard to, all prospective investors and, where applicable, the principal beneficial owners on whose behalf an investor makes an investment in accordance with its anti-money laundering policies, procedures and controls, including comparison of such entities and/or persons to the list of Specially Designated Nationals and Blocked Persons promulgated by the U.S. Treasury's Office of Foreign Assets Control ("OFAC") or which are from any of the embargoed countries and regions as established by OFAC. For further information regarding OFAC and access to the list of Specially Designated Nationals and Blocked Persons, as well as the list of embargoed countries and regions, go to OFAC's website at www.treas.gov/ofac or to www.nasdr.com/money.asp.

                  b) maintain evidence of the identities of each investor and, where applicable, the beneficial owners on whose behalf an investor makes an investment for at least six years following an investor's final redemption, in accordance with the recordkeeping requirements set forth in section III, paragraph C below; and.

                  c) absent any suspicious circumstances, may rely upon due diligence procedures performed with respect to investors whose investments funds are transmitted by a financial intermediary that is a US-regulated financial institution or regulated foreign financial institution organized in jurisdiction compliant with the Financial Action Task Force on Money Laundering ("FATF"), provided that the intermediary provides a written certification that it has followed its own "know your customer" policies with respect to each investor.

         REPORTING OF SUSPICIOUS ACTIVITIES.

         i. BACKGROUND. All transactions in Fund shares are processed through the Transfer Agent.

         ii. POLICIES AND PROCEDURES. The Transfer Agent shall adopt and implement policies, procedures and controls that are designed to cause the reporting of suspicious activities in the Funds to the prompt attention of the A-MLCO and to the Fund's Board on a quarterly basis in accordance with the requirements of applicable anti-money laundering laws and regulations.

         iii. MONITORING AND REPORTING SUSPICIOUS ACTIVITIES. Upon discovering any potentially suspicious money laundering activities in connection with the purchase or redemption of Fund shares, the A-MLCO shall consult with the Transfer Agent and the Group A-MLCO as to the appropriate steps to be taken. An internal report shall be prepared documenting the activity. After such consultation, the Fund A-MLCO shall take such actions as he or she reasonably deems to be in compliance with applicable law, including the filing of a suspicious activity report with the relevant government authorities, and shall report to the Fund's Board of Directors at each quarterly board meetings, or more frequently if necessary, as to the actions it has taken to address the situation. The prohibitions of section II, paragraph B ("tipping off"), shall apply to all parties with respect to reporting suspicious activities.

         C.       RECORD KEEPING

FFTW and the Transfer Agent must make and retain records for six years from the end of the relationship with any Fund client. Records include evidence of the identity of the client, details of every transaction, actions taken in relation to internal and external reporting requirements and, when the A-MLCO has considered information or other matters concerning suspicion of money laundering, but has not made a report to the relevant authorities, a record of that information or matter. In addition, IBT has agreed to confirm in writing that it will provide federal examiners, upon request, with all records and information regarding the Fund's anti-money laundering program and to provide access to conduct inspections to review the program.

         D.       EMPLOYEE EDUCATION AND TRAINING

         All Fund personnel will receive education and training from the Group, except that the Fund's A-MLCO shall be trained by both the Group and the Transfer Agent and the Fund and Transfer Agent will maintain or have access to records confirming the receipt of such training.

         E.       INDEPENDENT AUDIT

         The Transfer Agent shall agree to submit, at its own expense, to an independent audit required by applicable regulation to assess its compliance with and the effectiveness of its anti-money laundering policies, procedures and controls. To the extent permitted by law, this audit may be an internal audit conducted by the Transfer Agent's internal audit department. The audit shall explicitly include a review of anti-money laundering activities undertaken by Transfer Agent on behalf of the Fund and copies of any audit report shall be provided to the Fund's Board and the A-MLCO. Any aspects of the Fund's anti-money laundering policies that fall under the responsibilities of FFTW shall be subject to the independent audit requirements of section II, paragraph D above and shall also be provided to the A-MLCO and the Fund's Board.

                                   APPENDIX I

                       ANTI-MONEY LAUNDERING QUESTIONNAIRE

DATE:
                                 --------------------------------------------------------
NAME OF NEW CLIENT:
                                 --------------------------------------------------------
ADDRESS:
                                 --------------------------------------------------------
TELEPHONE NUMBER:
                                 --------------------------------------------------------
EMAIL ADDRESS:
                                 --------------------------------------------------------
WEBSITE:
                                 --------------------------------------------------------

IS THE CLIENT:                                                                           YES       NO
-----------------------------------------------------------------------------------------------------
    -   a reputable company listed on creditable standard industry directories and almanacs?
-----------------------------------------------------------------------------------------------------
    -   a company whose shares or those of its ultimate parent are listed on major world exchanges?
-----------------------------------------------------------------------------------------------------
    -   a well-regarded and justly governed country or a central bank of such a country, World Bank, or IMF?
-----------------------------------------------------------------------------------------------------
    -   an EC bank or UK building society?
-----------------------------------------------------------------------------------------------------
    -   a firm regulated by FSA?
-----------------------------------------------------------------------------------------------------
    -   a NASD member or other regulated entity in certain jurisdictions that are subject to money laundering regulations?
-----------------------------------------------------------------------------------------------------
    -   A registered U.S. investment company for which FFTW acts as sub-advisor?
-----------------------------------------------------------------------------------------------------

IF THE ANSWER TO ANY OF THE ABOVE QUESTIONS IS "YES", THEN PROOF OF IDENTITY IS NOT REQUIRED.

Please refer to the A-MLCOs to enquire about the status of any particular country. FFTW must retain evidence of the "exempt" status of the client.

INFORMATION REQUIRED FROM INSTITUTIONAL CLIENTS.

IF ALL OF THE ANSWERS TO THE QUESTIONS ABOVE ARE "NO", THEN THE FOLLOWING INFORMATION MUST BE OBTAINED FROM THE CLIENT.

    - list of director/partners. (For non-UK companies, identification (passport or National I.D. Card) of one director/partner will be required);

    - memorandum and articles of association and certificate of incorporation (or similar documents);

    -    copy of latest Annual Report and financial statements;

    - list of shareholders/partners detailing ultimate ownership of the organisation; and

    - evidence of the authority of individuals to act on behalf of the organisation.


Completed by: ________________________________

Date:  ___________________

Reviewed by:  ________________________________

Date:  ___________________

                                   APPENDIX II

EXAMPLES OF SUSPICIOUS TRANSACTIONS

1.       New business

Although long-standing clients may be laundering money through an investment business it is more likely to be a new client who may use one or more accounts for a short period only and may use false names and fictitious companies. Investment may be directly with an investment business or indirect via an intermediary who "doesn't ask too many awkward questions", especially (but not only) in a jurisdiction where money laundering is not legislated against or where the rules are not rigorously enforced.

The following situations will usually give rise to the need for additional inquiry:

    (a) A personal client for whom verification of identity proves unusually difficult and who is reluctant to provide details;

    (b) A corporate/trust client where there are difficulties and delays in obtaining copies of the accounts or other documents of incorporation;

    (c) An investor introduced by an overseas bank, affiliate or other investor both of which are based in countries where production of drugs or drug trafficking may be prevalent.

2.       Intermediaries

There are many legitimate reasons for a client's use of an intermediary. However, the use of intermediaries does introduce further parties into the transaction thus increasing opacity and, depending on the designation of the account, preserving anonymity. Likewise, there are a number of legitimate reasons for dealing via intermediaries on a "numbered account" basis; however, this is also a useful tactic which may be used by the money launderer to delay, obscure, or avoid detection.

Any apparently unnecessary use of an intermediary in the transaction should give rise to further inquiry.

3.       Disposition

The aim of money launderers is to take "dirty" cash and to turn it into "clean" spendable money. Many of those at the root of the underlying crime will be seeking to remove the money from the jurisdiction in which the cash has been received with a view to its being received by those criminal elements for whom its is ultimately destined in a manner which cannot easily be traced. The withdrawal of funds from a portfolio with a request from the client to make payment to a third party without any apparent connection with the client may well give rise to further inquiry.

                                 CODE OF ETHICS

                             CERTIFICATE OF RECEIPT

I ___________________________________ certify that I have received and reviewed a copy of the Code of Ethics (the "Code") of FFTW Funds, Inc. and the related members of the Group and that I understand the requirements therein and agree to be bound by its terms.




-------------------                    -------------------------------
Date                                    Signature of Covered Person

                                 CODE OF ETHICS

                             COMPLIANCE CERTIFICATE

                                    JULY 2002

I _____________________________________ certify that I have received and read a copy of the Code of Ethics (the "Code") of Charter Atlantic Corporation and the related members of the Group and agree to be bound by the Code. I further certify that no breach of this Code has occurred or is occurring and understand that any such breach of the Code is grounds for immediate dismissal for cause. I also certify that I have met all the reporting requirements of the Code.


-------------------                    -------------------------------
Date                                    Signature of Covered Person

                            PROPOSED TRANSACTIONS IN
                                CLIENT SECURITIES
                           INITIAL PUBLIC OFFERINGS OR
                               PRIVATE PLACEMENTS

Employee:


Purchase or Sell   (circle one)


EXPECTED                            NUMBER OF SHARES/
EXECUTION DATE    DEALER/BROKER     PRINCIPAL AMOUNT      SECURITY DESCRIPTION
--------------    -------------     ----------------      --------------------















Covered Person's signature:  __________________________


Date:  __________________________


Approved by:  _____________________________
                   Stephen C. Francis

Date:  __________________________



Pre-approval is not required for (1) United States Treasury securities, (2) bankers' acceptances, bank certificates of deposit and time deposits, commercial paper and high quality, short-term debt instruments (less than 270 days), and
(3) shares issued by open-end mutual funds (collectively, "Exempt Securities").

                   SUMMARY OF PERSONAL INVESTMENT TRANSACTIONS

                        I.  QUARTER ENDING ___________, 2002

INSTRUCTIONS:

1. TRANSACTIONS AND HOLDINGS OF EXEMPT SECURITIES* NEED NOT BE REPORTED.
2. REPORT SECURITIES ACQUIRED BY GIFT OR INHERITANCE.
3. REPORT TRANSACTIONS IN RETIREMENT PLAN ACCOUNTS.

Name (please print):  ________________________________

Please check as applicable (refer to note below):  / /  No transactions to report.        / /  Transactions to report as follows:

                                               NUMBER OF SHARES/
                                  DATE         PRINCIPAL AMOUNT          NAME/SECURITY DESCRIPTION    PRICE      DEALER/BROKER/BANK
FIXED INCOME SECURITIES
-----------------------------------------------------------------------------------------------------------------------------------
         Purchases

         Sales

EQUITY SECURITIES

         Purchases

         Sales

OTHER TRANSACTIONS

         Purchases

         Sales


* Exempt Securities are defined as: (1) direct obligations of the Government of the United States, (2) bankers' acceptances, bank certificates of deposits, commercial paper and high quality, short-term debt instruments, including repurchase agreements, and (3) shares issued by open-end mutual funds.

Has a new account been opened during the past quarter (include accounts which hold exempt securities)?    Yes_____         No_____

If the answer to the question above is yes, please indicate the following:

Name of Broker:_____________________________         Date Account Established: ______________________


Signature:  ________________________________              Date:______________________________________

    INITIAL AND ANNUAL REPORT OF SECURITIES HOLDINGS AS OF ___________, 2002

Name (please print)_____________________________________

I. For all securities except: (1) United States Treasury securities, (2) bankers' acceptances, bank certificates of deposit and time deposits, commercial paper and high quality, short-term debt instruments (less than 270 days), and
(3) shares issued by open-end mutual funds (collectively, "Exempt Securities") please report the following:


BROKER/DEALER OR BANK                  SECURITY                     NUMBER OF SHARES                 PRINCIPAL AMOUNT
---------------------                  --------                     ----------------                 ----------------







II.  For Exempt Securities please report the name of any broker, dealer or bank with whom you maintained an account:

BROKER/DEALER OR BANK

Check here if     _____ Initial Report
                  _____ Annual Report

Signature: _____________________________________                      Date:    _____________________________________

                                     A-iii